UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2022

ALTITUDE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39772	85-2533565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

400 Perimeter Center Terrace Suite 151

Atlanta, Georgia 30346

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 1 (800) 950-2950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, par value $0.0001, and one-half of one redeemable warrant	ALTUU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001	ALTU	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	ALTUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On September 7, 2022, Gavin Isaacs notified Altitude Acquisition Corp. (the “Company”) of his decision to resign from his position as Chairman of the board of directors of the Company (the “Board”) and from the audit committee of the Board (the “Audit Committee”), effective immediately. Mr. Isaacs’ decision to resign was due to increasing responsibilities in his other executive roles and was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 9, 2022, Thomas Breitling notified the Company of his decision to resign from his position as Vice Chairman of the Board and from the compensation committee of the Board (the “Compensation Committee”), effective immediately. Mr. Breitling’s decision to resign was due to increasing responsibilities in his other executive roles and was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with the resignations of Mr. Isaacs and Mr. Breitling, the Board determined to reduce the size of the board to five members.

In connection with the resignations of Mr. Isaacs and Mr. Breitling, on September 13, 2022, the Board appointed Dr. Warren Hosseinion to serve as a Class III director on the Board, Chairman of the Board, and as a member of the Audit Committee and Compensation Committee, effective immediately. Dr. Hosseinion, 46, is a co-founder of Apollo Medical Holdings, Inc., has been a member of its board of directors since July 2008, and served as its Chief Executive Officer from July 2008 to December 2017 and Co-Chief Executive Officer from December 2017 to March 2019. Dr. Hosseinion was Chairman of the board of directors of Clinigence Holdings, Inc. from April 2019 to March 2022, Chief Executive Officer of Clinigence Holdings, Inc. from March 2021 to March 2022, and following a business combination with Nutex Health, Inc. he continues to be a director and President of Nutex Health, Inc. from March 2022 to present. In 2001, Dr. Hosseinion co-founded ApolloMed. Dr. Hosseinion received his B.S. in Biology from the University of San Francisco, his M.S. in physiology and biophysics from the Georgetown University Graduate School of Arts and Sciences, his medical degree from the Georgetown University School of Medicine, and completed his residency in internal medicine from the Los Angeles County-University of Southern California Medical Center.

There are no arrangements or understandings between Dr. Hosseinion and any other persons pursuant to which Dr. Hosseinion was selected as a member of the Board, there are no family relationships between Dr. Hosseinion and any director or executive officer of the Company, and there are no related party transactions between the Company and Dr. Hosseinion that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

In connection with the appointment of Dr. Hosseinion to the Board, the Company entered into an indemnification agreement and a letter agreement with Dr. Hosseinion, on substantially the same terms as the forms of indemnification agreement and letter agreement previously entered into by and between the Company and each of its other officers and directors in connection with the Company’s initial public offering. The forms of the Company’s standard indemnification agreement and letter agreement are included as Exhibits 10.1 and 10.5, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed by the Company with the Securities and Exchange Commission on March 29, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTITUDE ACQUISITION CORP.

By:	/s/ Gary Teplis
Name:	Gary Teplis
Title:	Chief Executive Officer

Date: September 13, 2022